BYZANTINE VENTURES, INC.

dividend reinvestment plan

Byzantine Ventures, Inc. ("Byzantine") has adopted a Dividend Reinvestment Plan (the "Plan"), the terms and conditions of which are as follows:

    PARTICIPATION. Stockholders whose shares of Byzantine's common stock $0.001 par value ("Common Stock"), are registered in their own names will be included in the Plan unless they opt out of participation in the Plan. Stockholders who do not opt out will be deemed to have appointed Transfer Online, Inc. (the "Plan Agent") as their agent and as agent for Byzantine under the Plan. In the case of Common Stock held in the name of banks, brokers or other nominees on behalf of others who are the beneficial owners of such Common Stock ("Nominee Stockholders"), the Plan Agent will administer the Plan on the basis of the number of shares of Common Stock certified by such Nominee Stockholder as registered for stockholders that have not opted out of participation in the Plan.

    DIVIDEND INVESTMENT ACCOUNT. The Plan Agent or its delegate will establish a Dividend Investment Account (an "Account") for each stockholder participating in the Plan. The Plan Agent will credit to the Account of each participant funds it receives from the following sources: (a) cash dividends and capital gains distributions paid on Common Stock registered in the participant's name on the books of Byzantine and (b) cash dividends and capital gains distributions paid on Common Stock registered in the name of Plan Agent and credited to the participant's Account (collectively, "Distributions").

    INVESTMENT OF DISTRIBUTION FUNDS HELD IN EACH ACCOUNT.

      COMMON STOCK NOT LISTED ON NASDAQ OR A NATIONAL SECURITIES EXCHANGE. If, on the record date for a Distribution (the "Record Date"), Byzantine's Common Stock is not quoted on the NASDAQ National Market System ("NASDAQ") or listed and trading on a national securities exchange, Byzantine will issue to the Plan Agent shares of Common Stock valued at net asset value per share (according to the valuation most recently made on shares of Byzantine's Common Stock) ("NAV") in the aggregate amount of the Distribution. Such shares may be newly issued by Byzantine or may be issued out of treasury stock held by Byzantine.

      COMMON STOCK LISTED ON NASDAQ OR A NATIONAL SECURITIES EXCHANGE. If, on the Record Date, Byzantine's Common Stock is not quoted on NASDAQ, or is not listed on a national securities exchange and trading at a discount from NAV, funds credited to a participant's Account will be used to purchase shares of Common Stock (a "Purchase"). The Plan Agent will attempt, commencing five days prior to the last business day of the month in which a Record Date occurs (the "Payment Date") and ending at the close of business on the Payment Date, to acquire shares of Common Stock in the open market. If and to the extent that the Plan Agent is unable to acquire sufficient shares of Common Stock to satisfy the Distribution by the close of business on the Payment Date, Byzantine will issue to the Plan Agent shares of Common Stock valued at NAV in the aggregate amount of the remaining value of the Distribution (which may be newly issued shares or issued out of Byzantine's treasury stock). If, on the Record Date, shares of Common Stock are trading at a premium over NAV, Byzantine will issue on the Payment Date shares of its Common Stock (which may be newly issued shares of issued out of Byzantine's treasury stock) valued at NAV on the Record Date to the Plan Agent in the aggregate amount of the funds credited to the participants' accounts.

    ADJUSTMENT OF PURCHASE PRICE. In connection with each Distribution, the Plan Agent will make a determination of the market value per share of Common Stock (i) if Byzantine's Common Stock is not listed on a national securities exchange or NASDAQ, by valuing such Common Stock at NAV, or (ii) if Byzantine's Common Stock is listed on a national securities exchange or NASDAQ, by valuing such Common Stock at the closing sales prices at which the Common Stock traded on the Payment Date or, if there were no trades in the Common Stock or the Payment Date, at the closing bid price or the Payment Date.

    DETERMINATION OF PURCHASE PRICE. The cost of full and fractional shares of Common Stock acquired for each participant's Account in connection with a Purchase shall be determined by the average cost per share, including brokerage commissions as described in Paragraph 4 hereof, of the shares of Common Stock acquired by the Plan Agent in connection with that Purchase. Stockholders will receive a confirmation showing the average cost and number of shares of Common Stock acquired as soon as practicable after the Plan Agent has received or the Plan Agent has purchased shares of Common Stock. The Plan Agent may commingle the cash in a participant's account with similar funds of other participants of Byzantine for whom the Plan Agent acts as agent under the Plan.

    BROKERAGE CHARGES. There will be no brokerage charges with respect to shares of Common Stock issued directly by the Company as a result of a Distribution. However, each participant will pay a pro rata share of brokerage commissions incurred with respect to the Plan Agent's open market purchases in connection with the reinvestment of a Distribution. Brokerage charges for purchasing small amounts of shares of Common Stock for individual Accounts through the Plan can be expected to be less than the usual brokerage charges for such transactions, as the Plan Agent will be purchasing shares of Common Stock for all participants in blocks and prorating the lower commission thus attainable.

    SERVICE CHARGES. There is currently no service charge imposed on participants in the Plan. Byzantine reserves the right, however, in its sole discretion, to amend the Plan at any time to include a service charge.

    TRANSFER OF SHARES HELD BY THE PLAN AGENT. The Plan Agent will maintain each participant's Account and furnish each such participant with written confirmation of all transactions in such participant's Account. Shares of Common Stock in the Account are transferable only upon proper written instructions delivered by a stockholder of record to the Plan Agent.

    FORM OF SHARES; PROXIES. The Plan Agent may hold each participant's shares acquired pursuant to this Plan, together with the shares of other participants, in non-certificated form in the Plan Agent's name or that of its nominee. The Plan Agent will forward to each participant any proxy solicitation material and will vote any shares so held only in accordance with proxies returned to Byzantine.

    FRACTIONAL SHARES. A participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock, and distributions on fractional shares will be credited to the participant's account. In the event of termination of a participant's account under the Plan, the Plan Agent will adjust for any such undivided fractional interest at the market value of Byzantine's shares at the time of termination.

    STOCK DIVIDENDS AND STOCK SPLITS. Any stock dividends or split shares distributed by Byzantine on full and fractional shares of Common Stock held by the Plan Agent for a participant will be credited to the participant's account. In the event that Byzantine makes available to its stockholders rights to purchase additional Common Stock or other securities, the shares held for each participant under the Plan will be added to other shares held by the participant in calculating the number of rights to be issued to that participant.

    AMENDMENT AND TERMINATION OF THE PLAN. Byzantine reserves the right to amend or terminate the Plan, including any provisions with respect to a Distribution paid subsequent to notice thereof sent to participants in the Plan at least ninety (90) days before the record date for such Distribution.

    WITHDRAWAL FROM THE PLAN. Stockholders may withdraw from the Plan at any time by delivering written notice to the Plan Agent. If the proceeds of any withdrawing stockholder's Account are $25,000 or less and the proceeds are to be payable to the stockholder of record and mailed to the address of record, a signature guarantee normally will not be required for notices by individual account owners (including joint account owners). In all other cases, however, the Plan Agent will require a signature guarantee. A notice of withdrawal will be effective for the next Distribution following receipt of the notice by the Plan Agent; PROVIDED, the notice is received by the Plan Agent at least ten (10) days prior to the Record Date for that Distribution. When a participant withdraws from the Plan, or when the Plan is terminated in accordance with Section 12 hereof, the withdrawing participant will receive a cash payment for any fractional shares of Common Stock based on NAV or the market price on the date of withdrawal or termination, whichever is applicable.